Exhibit 99.1




                           TRANS WORLD CORPORATION
                     ANNOUNCES THE SUCCESSFUL COMPLETION
                         OF ITS NOTE EXCHANGE OFFER



     NEW YORK - (BUSINESS WIRE) - June 26, 2003 - Trans World Corporation (OTC:TWCP.OB - News), the owner and operator of three casinos in the Czech Republic, announced today that the note exchange offer for all of its $20.0 million principal amount of 12% Senior Secured Notes due March 17, 2005 ("Notes") expired at 5:00 p.m. New York City time, on Thursday, June 26, 2003 (the "expiration date"). As of the expiration date, all $20.0 million principal amount of the Notes had been tendered and accepted for exchange by the Company.

     As of the expiration date, Notes in the principal amount of $18,450,000 had been tendered for shares of the Company's common stock and Notes in the principal amount of $1,550,000 had been tendered for $1,550,000 aggregate principal amount of the Variable Rate Promissory Notes due 2010. Accordingly, the number of shares of common stock to be issued at the closing of the note exchange offer for each $1,000 principal amount of the Notes will be 24,550, for a total of 452,797,000 shares.

About Trans World Corporation

     Headquartered in New York City, Trans World Corporation owns and operates three casinos in the Czech Republic. The casinos, which operate under the brand name "American Chance Casinos," showcase themes portraying recognizable eras in American history. Located in border towns, a majority of the Company's clientele come from Germany and Austria, attracted by the casual and exciting atmosphere and high level of personal service.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


Contact:

   Trans World Corporation, New York
   Rami S. Ramadan, 212/983-3355